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                                                                  Exhibit (d.1)

                          INTERIM MANAGEMENT CONTRACT

                             LEBENTHAL FUNDS, INC.
                                 (the "Fund")

                   LEBENTHAL NEW JERSEY MUNICIPAL BOND FUND
                               (the "Portfolio")

                              New York, New York

                                                               December 2, 2005

Fund Asset Management, L.P.
800 Scudders Mill Road
Plainsboro, New Jersey, 08536

Gentlemen:

       We herewith confirm our agreement with you as follows:

       1. We propose to engage in the business of investing and reinvesting our assets in securities of the type, and in accordance with the limitations, specified in our Articles of Incorporation, By-Laws and Registration Statement filed with the Securities and Exchange Commission under the Investment Company Act of 1940 (the "1940 Act") and the Securities Act of 1933, including the Prospectus forming a part thereof (the "Registration Statement"), all as from time to time in effect, and in such manner and to such extent as may from time to time be authorized by our Board of Directors. We enclose copies of the document listed above and will furnish you such amendments thereto as may be made from time to time.

       2. (a) We hereby employ you to manage the investment and reinvestment of our assets as above specified, and, without limiting the generality of the foregoing, to provide the management and other services specified below, including supervising and monitoring the performance of the Administrator in connection with its duties under our Administrative Services Agreement.

          (b) Subject to the general control of our Board of Directors, you will make decisions with respect to all purchases and sales of our portfolio securities. To carry out such decisions, you are hereby authorized, as our agent and attorney-in-fact for our account and at our risk and in our name, to place orders for the investment and reinvestment of our assets. In all purchases, sales and other transactions in our portfolio securities you are authorized to exercise full discretion and act for us in the same manner

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and with the same force and effect as our corporation itself might or could do with respect to such purchases, sales or other transactions, as well as with respect to all other things necessary or incidental to the furtherance or conduct of such purchases, sales or other transactions.

          (c) You will report to our Board of Directors at each meeting thereof all changes in our Portfolio since your prior report, and will also keep us in touch with important developments affecting our Portfolio and, on your initiative, will furnish us from time to time with such information as you may believe appropriate for this purpose, whether concerning the individual entities whose securities are included in our Portfolio, the activities in which such entities engage, Federal income tax policies applicable to our investments, or the conditions prevailing in the money market or the economy generally. You will also furnish us with such statistical and analytical information with respect to the portfolio securities as you may believe appropriate or as we may reasonably request. In making such purchases and sales of our portfolio securities, you will comply with the policies set from time to time by our Board of Directors as well as the limitations imposed by our Articles of Incorporation and by the provisions of the Internal Revenue Code and the 1940 Act relating to regulated investment companies and the limitations contained in the Registration Statement.

          (d) It is understood that you will from time to time employ, subcontract with or otherwise associate yourself with, entirely at your expense, such persons as you believe to be particularly fitted to assist you in the execution of your duties hereunder.

          (e) You or your affiliates will also furnish us, at your own expense, such investment advisory supervision and assistance as you may believe appropriate or as we may reasonably request subject to the requirements of any regulatory authority to which you may be subject. You and your affiliates will also pay the expenses of promoting the sale of our shares (other than the costs of preparing, printing and filing our registration statement, printing copies of the prospectus contained therein and complying with other applicable regulatory requirements), except to the extent that we are permitted to bear such expenses under a plan adopted pursuant to Rule 12b-1 under the 1940 Act or a similar rule.

       3. We agree, subject to the limitations described below, to be responsible for, and hereby assume the obligation for payment of, all our expenses, including: (a) brokerage and commission expenses; (b) Federal, state or local taxes, including issue and transfer taxes incurred by or levied on us;
(c) commitment fees and certain insurance premiums; (d) interest charges on borrowings; (e) charges and expenses of our custodian; (f) charges, expenses and payments relating to the issuance, redemption, transfer and dividend disbursing functions for us; (g) telecommunications expenses; (h) recurring and nonrecurring legal and accounting expenses, including the determination of net asset value per share and the maintenance of Portfolio and general

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accounting records; (i) costs of organizing and maintaining our existence as a corporation; (j) compensation, including directors' fees, of any of our directors, officers or employees who are not your officers or officers of your affiliates and costs of other personnel providing clerical, accounting supervision and other office services to us, as we may request; (k) costs of stockholders' services; (l) costs of stockholders' reports, proxy solicitations, and corporate meetings; (m) fees and expenses of registering our shares under the appropriate Federal securities laws and of qualifying our shares under applicable state securities laws, including expenses attendant upon the initial registration and qualification of our shares and attendant upon renewals of, or amendment to, those registrations and qualifications;
(n) expenses of preparing, printing and delivering our prospectus to our existing shareholders and of printing shareholder application forms for shareholder accounts; and (o) payment of the fees provided for herein and in the Administrative Services Agreement and Distribution Agreement. Our obligation for the foregoing expenses is limited by your agreement to be responsible, while this Agreement is in effect, for any amount by which our annual operating expenses (excluding taxes, brokerage, interest and extraordinary expenses) exceed the limits on investment company expenses prescribed by any state in which the Portfolio's shares are qualified for sale.

       4. We will expect of you, and you will give us the benefit of, your best judgment and efforts in rendering these services to us, and we agree as an inducement to your undertaking these services that you will not be liable hereunder for any mistake of judgment or for any other cause, provided that nothing herein shall protect you against any liability to us or to our security holders by reason of willful misfeasance, bad faith or gross negligence in the performance of your duties hereunder, or by reason of your reckless disregard of your obligations and duties hereunder.

       5. In consideration of the foregoing we will pay you a fee at the annual rate of .25% of the Portfolio's average daily net assets not in excess of $50 million, .225% of such assets between $50 million and $100 million and .20% of such assets in excess of $100 million. Your fee will be accrued by us daily, and will be payable on the last day of each calendar month for services performed hereunder during that month or on such other schedule as you shall request of us in writing. You may waive your right to any fee to which you are entitled hereunder, provided such waiver is delivered to us in writing. The compensation to be paid under this Agreement shall be held in escrow in an interest-bearing account ("Escrow Account") with State Street Bank and Trust Company for a term (the "Interim Period") beginning on the date the proposed purchase of The Advest Group, Inc. by Merrill Lynch, Pierce, Fenner and Smith, Incorporated is completed (the "Closing Date"), and ending on the earlier of
(1) 150 days after the Closing Date, or (2) the date the shareholders of the Portfolio approve or disapprove the new management contract between us, acting on behalf of the Portfolio, and you (the "New Management Contract").

       If the New Management Contract is approved by vote of a majority of the outstanding voting securities, as defined in the 1940 Act, of the Portfolio by the end of

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the Interim Period, the amount held in the Escrow Account (including interest earned thereon) shall be paid to you.

       If the new Management contract is not approved by vote of a majority of the outstanding voting securities, as defined in the 1940 Act, of the Portfolio by the end of the Interim Period, you shall receive as compensation for your services provided during the Interim Period the lesser of (1) any costs you incurred in performing services to the Portfolio under this Contract (plus interest earned on such amount while held in the Escrow Account), or (2) the total amount held in the Escrow Account (plus interest earned thereon).

       This Agreement shall become effective on the Closing Date, provided it has been approved by the Fund's Board (including a majority of the disinterested directors who are not parties to this Agreement).

       This Agreement shall continue in effect for the duration of the Interim Period. In addition, this Agreement:

       (1) may be terminated without the payment of any penalty upon 10 calendar days' written notice to you either by the Board or by a majority vote, as defined in the 1940 Act, of the Portfolio's outstanding voting securities; and

       (2) may be terminated by you without payment of any penalty upon 60 days' written notice to us.

       6. This Agreement will become effective on the date hereof and shall remain in effect for the Interim Period. The Agreement shall continue in effect thereafter for successive twelve-month periods (computed from each December 1), provided that such continuation is specifically approved at least annually by our Board of Directors or by a majority vote of the holders of our outstanding voting securities, as defined in the 1940 Act, and, in either case, by a majority of those of our directors who are neither party to this Agreement nor, other than by their service as directors of the corporation, interested persons, as defined in the 1940 Act, of any such person who is party to this Agreement. Upon the effectiveness of this Agreement, it shall supersede all previous Agreements between us covering the subject matter hereof. This Agreement may be terminated at any time, without the payment of any penalty, by vote of a majority of our outstanding voting securities, as defined in the 1940 Act, or by a vote of a majority of our entire Board of Directors, on sixty days' written notice to you, or by you on sixty days' written notice to us.

       7. This Agreement may not be transferred, assigned, sold or in any manner hypothecated or pledged by you and this Agreement shall terminate automatically in the event of any such transfer, assignment, sale, hypothecation or pledge by you. The terms "transfer", "assignment" and "sale" as used in this paragraph shall

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have the meanings ascribed thereto by governing law and in applicable rules or regulations of the Securities and Exchange Commission.

       8. Except to the extent necessary to perform your obligations hereunder, nothing herein shall be deemed to limit or restrict your right, or the right of any of your officers, directors or employees or those who may also be a director, officer or employee of ours, or of a person affiliated with us, as defined in the Act, to engage in any other business or to devote time and attention to the management or other aspects of any other business, whether of a similar or dissimilar nature, or to render services of any kind to any other corporation, firm, individual or association.

       9. The provisions of this Agreement shall be construed and interpreted in accordance with the laws of the State of New York as at the time in effect and the applicable provisions of the 1940 Act. To the extent that the applicable laws of the State of New York, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control.

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       If the foregoing is in accordance with your understanding, will you kindly so indicate by signing and returning to us the enclosed copy hereof.

                                           Very truly yours,

                                           LEBENTHAL FUNDS, INC.
                                           Lebenthal New Jersey Municipal
                                           Bond Fund

                                           By:
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                                           Name:  Michael J. Vogelzang
                                           Title: Executive Vice President

ACCEPTED: December 2, 2005

Fund Asset Management, L.P.

By:    Princeton Services, Inc.,
       its general partner

By:
       ---------------------------------
Name:  Donald C. Burke
Title: First Vice President and Treasurer

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